SHAREHOLDERS' MEETING

ANNUAL SHAREHOLDERS' MEETING

An annual shareholders' meeting was held on October 22, 1998, for Kemper High Income Trust. Shareholders were asked to vote on four separate issues: election of members to the Board of Trustees, ratification of Ernst & Young LLP as independent auditors, approval of expansion of borrowing authority, and elimination of investment restrictions and policies related to illiquid and restricted securities. The following are the results for each issue:

1) Election of Trustees

                               For       Withheld
   James E. Atkins          16,107,687   609,860
   Arthur R. Gottschalk     16,206,209   511,338
   Frederick T. Kelsey      16,207,662   509,885
   Thomas W. Littauer       16,148,543   569,004
   Daniel Pierce            16,148,177   569,370
   Fred B. Renwick          16,131,793   585,754
   John B. Tingleff         16,222,432   495,115
   John G. Weithers         16,212,432   505,115

2) Ratification of the selection of Ernst & Young LLP as independent auditors for the fund. This item was approved.

                                         For       Against    Abstain
                                      16,199,720   132,939    384,877

3) Approval of the expansion of borrowing authority. This item was approved.

                                         For       Against    Abstain
                                      11,757,190  1,414,864   877,315

4) Elimination of investment restrictions and policies related to illiquid and restricted securities. This item was approved.

                                         For       Against    Abstain
                                      11,414,855  1,654,484   980,032

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